Exhibit 99.1
N E W S R E L E A S E

MEDIA CONTACT
Amy Baker
VP, Corporate Communications and Marketing
MVB Bank
abaker@mvbbanking.com
(844) 682-2265

Strong First Quarter Growth in Loans, Deposits and Investments in Technology is Distancing MVB from the Pack

(FAIRMONT, WV) May 3, 2021 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB,” or the “Company”) today reported net income of $8.1 million, or $0.70 basic and $0.66 diluted earnings per share for the three months ended March 31, 2021.

	Quarterly
	2021	2020	2019
	First Quarter	Fourth Quarter	First Quarter
Net income	$8,085	$11,838	$1,048
Earnings per share - basic	$0.70	$1.00	$0.08
Earnings per share - diluted	$0.66	$0.97	$0.08

FIRST QUARTER 2021 HIGHLIGHTS
•Deposits: Noninterest-bearing (“NIB”) deposits were $837.2 million as of March 31, 2021, an increase of $121.4 million, or 17.0%, from December 31, 2020, and an increase of $449.7 million, or 116.0%, from March 31, 2020. NIB deposits as a percentage of total deposits were 37.8% as of March 31, 2021, compared to 36.1% as of December 31, 2020 and 24.2% as of March 31, 2020.
•Tangible Book Value (“TBV”) per Share: TBV per share, a non-U.S. GAAP measure, was $19.98 as of March 31, 2021 an increase of $0.26, or 1.3%, from December 31, 2020, and an increase of $4.82, or 31.8%, from March 31, 2020. A reconciliation of TBV to its most comparable U.S. GAAP measure is included below.
•Asset Quality: Nonperforming assets, including nonperforming loans and other real estate owned, were $16.8 million, or 0.6% of total assets, compared to $19.4 million, or 0.8%, at December 31, 2020, and $7.1 million, or 0.3%, at March 31, 2020.
•Capital: MVB Bank, Inc. (“MVB Bank” or the “Bank”) finished the first quarter with strong capital ratios. As of March 31, 2021, the Bank’s Community Bank Leverage Ratio was 11.3%. The Company’s tangible common equity to tangible assets was 8.8% as of March 31, 2021.

•Fee Income: Payment card and service charge income was $1.5 million for the quarter ended March 31, 2021, an increase of $0.4 million, or 35.1%, compared to the quarter ended December 31, 2020, and an increase of $0.9 million, or 171.5%, compared to the quarter ended March 31, 2020.
•Transactions: In January, the Company acquired a majority interest in Flexia Payments, LLC (“Flexia”), a prepaid card platform for land-based casinos to facilitate the move to a totally cashless casino floor. This acquisition continues to advance the Company’s relationships within the gaming industry. In April, the Company also acquired a majority interest in Trabian Technology, Inc. (“Trabian”), a leading software development firm servicing financial institutions and financial technology (“Fintech”) companies.

FINTECH HIGHLIGHTS
•Fintech deposits totaled $744.6 million as of March 31, 2021, an increase of $211.6 million, or 39.7%, from December 31, 2020 and an increase of $557.8 million, or 298.6%, from March 31, 2020.
•Gaming deposits, which are included in total Fintech deposits, totaled $578.7 million as of March 31, 2021, an increase of $220.8 million, or 61.7%, from December 31, 2020 and an increase of $467.5 million, or 420.5%, from March 31, 2020.
•With the Company’s expanding Banking as a Service (“BaaS”) platform, MVB became the 21st largest bank in the United States based on the number of customer accounts.

MANAGEMENT OVERVIEW
Team MVB came out strong in 2021 with net income of $8.1 million for the first quarter and generating notable growth in loans and deposits that are expected to drive profitability now and in the future. Loans, excluding PPP loans, grew $132.1 million, or 9.6%, since December 31, 2020 and $107.2 million since March 31, 2020. The Company continues to recognize vast improvements in its deposit mix by replacing high cost deposits with NIB deposits, which has pushed NIB deposits as a percentage of total deposits to 37.8% as of March 31, 2021. Income related to MVB’s equity method investment in Intercoastal Mortgage Company (“ICM”) generated pre-tax earnings of $6.5 million for the quarter ended March 31, 2021, which allowed significant investments in technology. These investments, including the acquisition of Grand in August 2020, Flexia in January 2021 and Trabian in April 2021, will drive and diversify the Company’s future earnings potential, along with the Company’s existing consulting subsidiaries, Chartwell Compliance and Paladin Fraud.

“Building on momentum from the end of 2020, MVB’s first quarter growth in loans and deposits sets us apart from the pack,” said Larry F. Mazza, President, CEO, MVB Financial. “Significant investments in technology including our transactions involving Flexia and Trabian enhance our ability to scale our Gaming, Banking as a Service, Payments and Digital Asset sectors as part of our expanding Fintech vertical. These investments create new revenue streams for MVB and add technological expertise that will benefit MVB and all of our stakeholders.”

LOANS
Loans, excluding PPP loans of $190.6 million, totaled $1.50 billion as of March 31, 2021, an increase of $132.1 million, or 9.6%, from December 31, 2020 and an increase of $107.2 million, or 7.7%, from March 31, 2020. In the fourth quarter of 2020, the Company expanded its lending platform into Small Business Administration (“SBA”) 7(a) loans with the addition of three lenders. The increase in loans was driven by increased commercial lending production, including the onboarding and uptick of the SBA lending team. During the quarter ended March 31, 2021, the SBA team originated ten 7(a) loans totaling $9.7 million. Of these loans, three loans totaling $2.8 million were sold for a gain on sale of $0.4 million. The Company expects the SBA team to ramp up production to approximately $100 million in the team’s first full year.

The tax-equivalent yield on loans, including PPP loans, was 4.4% for the quarter ended March 31, 2021, a decrease of 33 basis points from the quarter ended December 31, 2020 and a decrease of 59 basis points from the quarter ended March 31, 2020. These decreases were primarily the result of a decrease in the yield on commercial loans.

DEPOSITS
Deposits totaled $2.22 billion as of March 31, 2021, an increase of $234.2 million, or 11.8%, from December 31, 2020 and an increase of $618.3 million, or 38.7%, from March 31, 2020. NIB deposits totaled $837.2 million as of March 31, 2021, an increase of $121.4 million, or 17.0%, from December 31, 2020 and an increase of $449.7 million, or 116.0%, from March 31, 2020.

NET INTEREST INCOME
Net interest income for the quarter ended March 31, 2021 was $17.5 million, a decrease of $0.2 million, or 1.0%, from the quarter ended December 31, 2020 and an increase of $1.3 million, or 8.2%, from the quarter ended March 31, 2020. Net interest margin, on a fully tax-equivalent basis, for the quarter ended March 31, 2021 was 3.26%, a decrease of 18 basis points versus the quarter ended December 31, 2020 and a decrease of 40 basis points versus the quarter ended March 31, 2020. Net interest margin was primarily impacted by excess liquidity and PPP loans. For the quarter ended March 31, 2021, the excess liquidity from increased cash balances accounted for 35 basis points of the decrease and the PPP loans accounted for 10 basis points of the decrease. The tax-equivalent adjustments are added to net interest income and were $0.4 million for the quarter ended March 31, 2021, $0.4 million for the quarter ended December 31, 2020 and $0.3 million for the quarter ended March 31, 2020. Excluding the impact from the April 2020 acquisition of The First State Bank (“First State”), the fully-tax equivalent net interest margin for the quarter ended March 31, 2021 would have decreased six basis points.

Interest income decreased $0.3 million, or 1.5%, compared to the quarter ended December 31, 2020 and $1.6 million, or 7.9%, compared to the quarter ended March 31, 2020. The 27-basis point decrease in the yield on commercial loans and the 29-basis point decrease in the yield on investments drove the 22-basis point decrease in the tax-equivalent yield on earning assets compared to the quarter ended December 31, 2020. The 56-basis point decrease in the yield on commercial loans and the 53-basis point decrease in the yield on investments drove the 113-basis point decrease in the tax-equivalent yield on earning assets compared to the quarter ended March 31, 2020.

Interest expense decreased $0.1 million, or 6.5%, compared to the quarter ended December 31, 2020 and $3.0 million, or 65.6%, compared to the quarter ended March 31, 2020. The two-basis point decrease in the cost of interest-bearing liabilities compared to the quarter ended December 31, 2020 was driven by a 11-basis point decrease in the cost of deposits and partially offset by a 27-basis point increase in the cost of subordinated debt. The 86-basis point decrease in the cost of interest-bearing liabilities compared to the quarter ended March 31, 2020 was driven by a 93-basis point decrease in the cost of deposits.

An increase in the Company's average NIB balances of $135.4 million from the quarter ended December 31, 2020 helped to maintain a 20-basis point favorable spread on the tax-equivalent net interest margin for the quarter ended March 31, 2021, compared to a 18-basis point favorable spread for the quarter ended December 31, 2020. An increase in the Company’s average NIB balances of $490.0 million from the quarter ended March 31, 2020 helped to maintain a 20-basis point favorable spread on the tax-equivalent net interest margin in 2020 compared to a 33-basis point favorable spread for the same period in 2020.

ASSET QUALITY
Provision for loan losses totaled $0.6 million for the quarter ended March 31, 2021, an increase of $0.4 million, or 188.8%, from the quarter ended December 31, 2020 and a decrease of $0.5 million, or 45.7%, from the quarter ended March 31, 2020. As a result of the changes in provision, allowance for loan losses to total loans, excluding the fair value mark totaling $16.9 million on the loans acquired from First State, was 1.5% as of March 31, 2021, a decrease of 23 basis points from December 31, 2020 and an increase of 75 basis points from March 31, 2020. Excluding PPP loans of $190.6 million, allowance for loan losses to total loans was 1.7% as of March 31, 2021. The Company continues to evaluate the effects of COVID-19 as it relates to the asset quality of the loan portfolio and will continue to evaluate and assess the need for additional loan loss provision during the remainder of 2021.

Nonperforming loans totaled $11.6 million, or 0.7% of total loans, as of March 31, 2021, compared to 0.9% of total loans as of December 31, 2020 and compared to 0.4% of total loans as of March 31, 2020. In addition, net charge-offs for the quarter ended March 31, 2021 decreased $0.04 million compared to the quarter ended December 31, 2020 and decreased $1.5 million compared to the quarter ended March 31, 2020. Commercial loan modifications and mortgage loan modifications also continue to decrease and totaled $34.7 million and $9.0 million, respectively, as of March 31, 2021. These modifications include interest-only payments and payment deferrals. Of the current commercial loan modifications, $32.5 million were related to the hotel portfolio and all related payments are current. These modifications were not considered to be troubled debt restructurings.

NONINTEREST INCOME
Noninterest income totaled $12.5 million for the quarter ended March 31, 2021, a decrease of $4.1 million, or 24.8%, from the quarter ended December 31, 2020 and an increase of $1.6 million, or 14.8%, from the quarter ended March 31, 2020.

The $4.1 million decrease in noninterest income from the quarter ended December 31, 2020 was due to a decrease of $4.1 million in equity method investment income related to the Company’s investment in ICM and a decrease of $3.5 million in the gain on sale of equity securities. These decreases were partially offset by an increase of $1.1 million in the gain on sale of available-for-sale securities. Additionally in the fourth quarter of 2020, the Company recognized $1.0 million in the loss on extinguishment of debt related to the prepayment of Federal Home Loan Bank borrowings.

The $1.6 million increase in noninterest income from the quarter ended March 31, 2020 was due to increases of $6.5 million in equity method investment income related to the Company’s investment in ICM, $0.9 million in payment card and service charge income, $0.9 million in the gain on sale of available-for-sale securities and $0.5 million in the holding gain on equity securities. These increases were partially offset by a decrease of $7.6 million in mortgage-related income due to the transition to the equity method from the mortgage combination with ICM that occurred in July 2020.

The Company expects continued growth in payment card and service charge income as a result of several sponsoring agreements and new products and services as a result of recent investments in Fintech capabilities.

NONINTEREST EXPENSE
Noninterest expense totaled $19.1 million for the quarter ended March 31, 2021, a decrease of $1.8 million, or 8.5%, from the quarter ended December 31, 2020 and a decrease of $5.5 million, or 22.5%, from the quarter ended March 31, 2020.

The $1.8 million decrease in noninterest expense from the quarter ended December 31, 2020 was due to decreases of $0.8 million in professional fees, $0.4 million in salaries and employee benefits, $0.2 million in data processing and communications and $0.1 million in marketing, contributions, and sponsorships.

The $5.5 million decrease in noninterest expense from the quarter ended March 31, 2020 was due to decreases of $4.3 million in salaries and employee benefits and $0.9 million in mortgage processing expense. The mortgage transaction that occurred in July 2020 had the largest impact to the decreases noted as a result of the transition to the equity method accounting.

STRATEGIC TRANSACTIONS
In January 2021, the Company acquired a majority interest in Flexia. MVB invested approximately $2.5 million for its 80% interest. Flexia’s platform allows users to access a reloadable account that combines a debit account and casino gaming accounts into one card, allowing them for non-cash transactions at participating casinos.

In April 2021, the Company announced the acquisition of a majority interest in Trabian for 17,597 shares of MVB stock and an undisclosed amount of cash. Founded in 2003, Trabian builds digital products, web and mobile applications for forward-thinking community banks, credit unions, digital banks and Fintechs.

PREFERRED STOCK REDEMPTION
As previously announced, the Company issued a notice of redemption to redeem all of the Company’s outstanding shares of Convertible Noncumulative Perpetual Preferred Stock. In January 2021, all preferred stock totaling $7.3 million was redeemed.

DIVIDEND
As previously announced on February 17, 2021, MVB issued its first quarterly dividend for 2021, including an increase of 11.1% compared to the previous quarter’s dividend. The Company declared a quarterly cash dividend of $0.10 per share payable on March 15, 2021 to shareholders of record at the close of business on March 1, 2021.

SUBSEQUENT EVENTS
In addition to the Trabian acquisition discussed earlier, the Bank entered into a Purchase and Assumption Agreement with Summit Community Bank, Inc. (“Summit”) pursuant to which Summit will purchase certain assets and assume certain liabilities of four branch locations in Cabell, Kanawha, and Putnam counties in West Virginia. Per the agreement, Summit will assume approximately $190 million in deposits and will acquire approximately $60 million in loans, as well as cash, real property, personal property and other fixed assets. The purchase price will be calculated at closing and includes a 6% premium on the deposits assumed. The Bank expects to close this purchase early in the third quarter of 2021.

About MVB Financial Corp.
MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.”

MVB is a financial holding company headquartered in Fairmont, WV. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Technology, the MVB Community Development Corporation, Chartwell Compliance and Paladin Fraud, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB, please visit ir.mvbbanking.com.

Forward-looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,”, “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to achieve anticipated synergies and successfully integrate recent mergers and acquisitions; inability to successfully execute business plans, including strategies related to investments in financial technology companies; competition; length and severity of the COVID-19 pandemic and its impact on the Company’s business and financial condition; changes in economic, business and political conditions; changes in demand for loan products and deposit flow; operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as its other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.
Donald T. Robinson, Executive Vice President and CFO
(304) 598-3500
drobinson@mvbbanking.com

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2021	2020	2020
	First Quarter	Fourth Quarter	First Quarter
Interest income	$19,063	$19,353	$20,699
Interest expense	1,558	1,666	4,528
Net interest income	17,505	17,687	16,171
Provision for loan losses	618	214	1,138
Net interest income after provision for loan losses	16,887	17,473	15,033

Total noninterest income	12,458	16,576	10,850

Noninterest expense:
Salaries and employee benefits	11,911	12,269	16,182
Other expense	7,207	8,618	8,474
Total noninterest expenses	19,118	20,887	24,656

Income before income taxes	10,227	13,162	1,227
Income tax expense	2,169	1,324	179
Net income before noncontrolling interest	8,058	11,838	1,048
Net loss attributable to noncontrolling interest	27	—	—
Net income attributable to parent	8,085	11,838	1,048
Preferred dividends	35	116	114
Net income available to common shareholders	$8,050	$11,722	$934

Earnings per share - basic	$0.70	$1.00	$0.08
Earnings per share - diluted	$0.66	$0.97	$0.08

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2021	December 31, 2020	March 31, 2020
Cash and cash equivalents	$339,616	$263,893	$88,874
Certificates of deposit with banks	11,803	11,803	12,549
Securities available-for-sale, at fair value	423,122	410,624	223,101
Equity securities	28,200	27,585	19,026
Loans held-for-sale	—	1,062	186,128
Loans receivable	1,694,385	1,453,744	1,396,578
Less: Allowance for loan losses	(26,214)	(25,844)	(11,161)
Loans receivable, net	1,668,171	1,427,900	1,385,417
Premises and equipment, net	27,290	26,203	22,329
Goodwill	2,350	2,350	19,630
Assets of branches held for sale	—	—	39,137
Other assets	145,537	160,056	103,489
Total assets	$2,646,089	$2,331,476	$2,099,680

Noninterest-bearing deposits	$837,221	$715,791	$387,536
Interest-bearing deposits	1,379,332	1,266,598	1,210,703
Deposits of branches held for sale	—	—	187,807
Borrowed funds	102,185	—	30,815
Other liabilities	90,668	109,604	71,666
Stockholders' equity, including noncontrolling interest	236,683	239,483	211,153
Total liabilities and stockholders' equity	$2,646,089	$2,331,476	$2,099,680

Reportable Segments
(Unaudited)

Three Months Ended March 31, 2021	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,959	$104	$1	$(1)	$19,063
Interest expense	1,092	—	466	—	1,558
Net interest income (loss)	17,867	104	(465)	(1)	17,505
Provision for loan losses	620	(2)	—	—	618
Net interest income (loss) after provision for loan losses	17,247	106	(465)	(1)	16,887

Total noninterest income	6,437	6,407	1,581	(1,967)	12,458

Noninterest Expenses:
Salaries and employee benefits	8,842	—	3,069	—	11,911
Other expense	8,029	63	1,083	(1,968)	7,207
Total noninterest expenses	16,871	63	4,152	(1,968)	19,118

Income (loss) before income taxes	6,813	6,450	(3,036)	—	10,227
Income tax expense (benefit)	1,149	1,564	(544)	—	2,169
Net income (loss) before noncontrolling interest	5,664	4,886	(2,492)	—	8,058
Net income attributable to noncontrolling interest	27	—	—	—	27
Net income (loss) attributable to parent	5,691	4,886	(2,492)	—	8,085
Preferred stock dividends	—	—	35	—	35
Net income (loss) available to common shareholders	$5,691	$4,886	$(2,527)	$—	$8,050

Three Months Ended December 31, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$19,119	$235	$1	$(2)	$19,353
Interest expense	982	3	183	(2)	1,166
Net interest income (loss)	18,137	232	(182)	—	18,187
Provision for loan losses	288	(74)	—	—	214
Net interest income (loss) after provision for loan losses	17,849	306	(182)	—	17,973

Total noninterest income	5,935	10,350	2,021	(2,230)	16,076

Noninterest Expenses:
Salaries and employee benefits	9,239	—	3,030	—	12,269
Other expense	9,126	294	1,428	(2,230)	8,618
Total noninterest expenses	18,365	294	4,458	(2,230)	20,887

Income (loss) before income taxes	5,419	10,362	(2,619)	—	13,162
Income tax expense (benefit)	(584)	2,166	(258)	—	1,324
Net income (loss)	6,003	8,196	(2,361)	—	11,838
Preferred stock dividends	—		116	—	116
Net income (loss) available to common shareholders	$6,003	$8,196	$(2,477)	$—	$11,722

Three Months Ended March 31, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,774	$2,418	$1	$(494)	$20,699
Interest expense	3,838	1,387	35	(732)	4,528
Net interest income (loss)	14,936	1,031	(34)	238	16,171
Provision for loan losses	1,132	6	—	—	1,138
Net interest income (loss) after provision for loan losses	13,804	1,025	(34)	238	15,033

Total noninterest income	3,456	7,785	1,504	(1,895)	10,850

Noninterest Expenses:
Salaries and employee benefits	5,866	7,884	2,432	—	16,182
Other expense	6,659	2,397	1,075	(1,657)	8,474
Total noninterest expenses	12,525	10,281	3,507	(1,657)	24,656

Income (loss) before income taxes	4,735	(1,471)	(2,037)	—	1,227
Income tax expense (benefit)	1,012	(349)	(484)	—	179
Net income (loss)	3,723	(1,122)	(1,553)	—	1,048
Preferred stock dividends	—	—	114	—	114
Net income (loss) available to common shareholders	$3,723	$(1,122)	$(1,667)	$—	$934

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing deposits in banks	$259,491	$65	0.10%	$266,999	$82	0.12%	$13,643	$49	1.44%
CDs with other banks	11,803	57	1.96	11,938	58	1.93	12,549	62	1.98
Investment securities:
Taxable	172,902	631	1.48	167,968	894	2.12	127,327	666	2.10
Tax-exempt [2]	212,488	1,714	3.27	200,666	1,659	3.29	110,188	1,110	4.04
Loans and loans held for sale: [1]
Commercial [3]	1,262,444	14,171	4.55	1,136,899	13,763	4.82	1,089,212	13,863	5.11
Tax exempt [2]	7,205	81	4.56	7,501	92	4.87	11,760	134	4.58
Real estate	293,076	2,684	3.71	287,547	3,073	4.25	429,720	4,953	4.62
Consumer	7,696	37	1.95	6,053	99	6.51	7,473	123	6.60
Total loans	1,570,421	16,973	4.38	1,438,000	17,027	4.71	1,538,165	19,073	4.97
Total earning assets	2,227,105	19,440	3.54	2,085,571	19,720	3.76	1,801,872	20,960	4.67
Less: Allowance for loan losses	(26,170)			(26,568)			(11,366)
Cash and due from banks	20,951			22,642			20,766
Other assets	209,995			215,716			136,744
Total assets	$2,431,881			$2,297,361			$1,948,016

Liabilities
Deposits:
NOW	$518,937	$344	0.27%	$475,707	$446	0.37%	$407,462	$798	0.79%
Money market checking	487,281	231	0.19	492,519	282	0.23	432,175	1,451	1.35
Savings	39,668	6	0.06	50,821	(2)	(0.02)	36,867	1	0.01
IRAs	12,693	42	1.34	13,410	49	1.45	16,573	78	1.89
CDs	168,951	425	1.02	235,412	679	1.15	334,810	1,582	1.90
Repurchase agreements and federal funds sold	10,249	3	0.12	10,070	4	0.16	9,520	10	0.42
FHLB and other borrowings	46,349	41	0.36	19,589	25	0.51	115,930	573	1.98
Subordinated debt	43,425	466	4.35	17,835	183	4.08	4,124	35	3.40
Total interest-bearing liabilities	1,327,553	1,558	0.48	1,315,368	1,666	0.50	1,385,760	4,528	1.34
Noninterest bearing demand deposits	821,923			686,537			296,651
Other liabilities	45,311			59,841			41,244
Total liabilities	2,194,787			2,061,741			1,723,655

Stockholders’ equity
Preferred stock	2,349			7,334			7,334
Common stock	12,378			12,095			11,920
Paid-in capital	136,864			124,977			121,549
Treasury stock	(16,741)			(5,928)			(1,084)
Retained earnings	100,273			98,045			70,570
Accumulated other comprehensive (loss)	1,971			(903)			(2,453)
Total stockholders’ equity	237,094			235,620			207,836
Total liabilities and stockholders’ equity	$2,431,881			$2,297,361			$1,931,491

Net interest spread (tax-equivalent)			3.06			3.26			3.33
Net interest income and margin (tax-equivalent) [2]		$17,882	3.26%		$18,054	3.44%		$16,432	3.66%
Less: Tax-equivalent adjustments		$(377)			$(367)			$(261)
Net interest spread			3.00%			3.19%			3.27%
Net interest income and margin		$17,505	3.19%		$17,687	3.37%		$16,171	3.60%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
2 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
3 The Company’s PPP loans totaling $190.6 million and $82.0 million are included in this amount for the three months ended March 31, 2021 and December 31, 2020, respectively.

The following table reconciles, for the periods shown below, net interest margin on a fully tax-equivalent basis:

	Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net interest margin - U.S. GAAP basis
Net interest income	$17,505	$17,687	$16,171
Average interest-earning assets	2,227,105	2,085,571	1,801,872
Net interest margin	3.19%	3.37%	3.60%

Net interest margin - non-U.S. GAAP basis
Net interest income	$17,505	$17,687	$16,171
Plus: Impact of fully tax-equivalent adjustment	377	367	261
Net interest income on a fully tax-equivalent basis	17,882	18,054	16,432
Average interest-earning assets	2,227,105	2,085,571	1,801,872
Net interest margin on a fully tax-equivalent basis	3.26%	3.44%	3.66%

Selected Financial Data
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2021	2020	2020
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$8,085	$11,838	$1,048
Net income available to common shareholders	$8,050	$11,722	$934
Earnings per share - basic	$0.70	$1.00	$0.08
Earnings per share - diluted	$0.66	$0.97	$0.08
Cash dividends paid per common share	$0.10	$0.09	$0.09
Book value per common share	$20.38	$20.14	$17.08
Tangible book value per common share	$19.98	$19.73	$15.16
Weighted-average shares outstanding - basic	11,530,279	11,752,841	11,942,767
Weighted-average shares outstanding - diluted	12,218,899	12,144,471	12,298,092

Performance Ratios:
Return on average assets [1]	1.3%	2.1%	0.2%
Return on average equity [1]	13.6%	20.1%	2.0%
Net interest margin 2 3	3.26%	3.44%	3.66%
Efficiency ratio [4]	63.8%	61.0%	91.3%
Overhead ratio 1 5	3.1%	3.6%	5.1%
Equity to assets	8.9%	10.3%	10.1%

Asset Quality Data and Ratios:
Charge-offs	$265	$300	$1,756
Recoveries	$17	$16	$4
Net loan charge-offs to total loans 1 6	0.1%	0.1%	0.5%
Allowance for loan losses	$26,214	$25,844	$11,161
Allowance for loan losses to total loans [7]	1.5%	1.8%	0.8%
Nonperforming loans	$11,577	$13,713	$5,909
Nonperforming loans to total loans	0.7%	0.9%	0.4%

ICM Production Data:
Locked pipeline	$1,428,808	$1,536,826	N/A
Loans originated	$2,088,375	$2,170,856	N/A
Loans closed	$1,906,026	$1,848,845	N/A
Loans sold	$1,778,090	$1,733,212	N/A
1 annualized for the quarterly periods presented
2 net interest income as a percentage of average interest earning assets
3 presented on a fully tax-equivalent basis
4 noninterest expense as a percentage of net interest income and noninterest income
5 noninterest expense as a percentage of average assets
6 charge-offs less recoveries
7 excludes loans held for sale

Non-GAAP Reconciliation: Tangible Book Value per Common Share
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2021	2020	2020
	First Quarter	Fourth Quarter	First Quarter
Goodwill	$2,350	$2,350	$19,630
Intangibles	2,246	2,400	3,288
Total intangibles	4,596	4,750	22,918

Total equity attributable to parent	236,210	239,483	211,153
Less: Preferred equity	—	(7,334)	(7,334)
Less: Total intangibles	(4,596)	(4,750)	(22,918)
Tangible common equity	231,614	227,399	180,901

Tangible common equity	231,614	227,399	180,901
Common shares outstanding (000s)	11,590	11,526	11,930
Tangible book value per common share	$19.98	$19.73	$15.16

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